FOR IMMEDIATE RELEASE

CONAGRA FOODS REPORTS SOLID FIRST-QUARTER RESULTS

FIRST-QUARTER FISCAL 2006 OVERVIEW:

o First-quarter fiscal 2006 diluted EPS was $0.68, reflecting a large gain from selling 15.4 million shares of Pilgrim's Pride Corporation common stock as well as a solid performance in several areas of the business.

     >> The $0.68 per diluted share includes a $0.40 per share gain from the sale of Pilgrim's Pride Corporation common stock, $0.04 per share of expense from asset impairment and plant closure costs, and $0.01 per share of earnings from discontinued operations. These items impacting comparability are summarized toward the end of this release.

     >> Prior-year earnings of $0.26 per diluted share included $0.02 per share of net expense related to implementing cost-saving initiatives.

o    New chief executive officer Gary Rodkin will join ConAgra Foods on Oct. 1.

OMAHA, Neb., Sept. 21, 2005 -- ConAgra Foods Inc. (NYSE: CAG), one of North America's leading packaged food companies, today reported results for the fiscal 2006 first quarter ended Aug. 28, 2005. First-quarter diluted EPS was $0.68, and diluted EPS was $0.26 for the same period last year; the major items affecting comparability are summarized toward the end of this release. Sales for the quarter were $3.4 billion, slightly less than the same period last year.

Bruce Rohde, chairman and chief executive officer of ConAgra Foods, commented, "Operating profitability for fiscal 2006 is off to a good start. We are executing better in key areas of our business, and we are also encouraged by the fact that input cost inflation trends for some items are moderating following the significant cost increases we experienced in recent quarters. Fiscal 2006 should be a year of solid operating profit performance as we continue to improve our packaged meats operations and make our cost structure more efficient."

                 Retail Products Segment (58% of company sales)

During the quarter, sales for the Retail Products segment were $1.9 billion, a decrease of 4% compared with the same period last year; sales mix was slightly negative, as volume declined 3%. Sales and volume decreases reflect a combination of the effect of price increases, customer and product mix changes, continued challenges for some packaged meats products, and to a lesser extent, a rigorous SKU (stock keeping unit) reduction program.

o Sales for the company's top 30 brands as a group, which represent approximately 80% of total segment sales, decreased 1% during the quarter.

     >> Several brands posted strong sales performance as a result of ongoing sales and marketing initiatives intended to strengthen brand equity and improve category share performance. Popular brands posting sales gains include: Butterball, Chef Boyardee, DAVID, Kid Cuisine, La Choy, Manwich, Marie Callender's, Orville Redenbacher's, Peter Pan, Slim Jim, Snack Pack, Van Camp's, and Wesson.

     >> Those brands posting sales declines include: ACT II, Armour, Banquet, Blue Bonnet, Cook's, Eckrich, Egg Beaters, Healthy Choice, Hebrew National, Hunt's, PAM, Parkay, Reddi-wip, and Swiss Miss.

The Retail Products segment operating profit for the quarter was $211 million, slightly above the amount reported for the same quarter last year. Several factors contributed to the profit performance, including price increases across several product lines, more efficient manufacturing operations, and overall cost-management efforts. Those factors largely offset higher input costs for beef, steel, resin, and transportation.

Profit margin trends for the packaged meats operations have improved from the trends experienced during the second half of fiscal 2005, even though profits for those operations are substantially below desired levels. The packaged meats operations are benefiting from new management and lower pork input costs, as well as better net pricing policies that are closely linked to SKU optimization efforts and product and customer mix improvement. The company is encouraged by the progress being made by the new packaged meats team, and continues to expect year-over-year profit improvement for these operations in the second half of fiscal 2006.

$7 million of costs associated with a plant closure in the current year, and $8 million of costs associated with implementing efficiency initiatives in the prior year, impact year-over-year comparability of segment operating profit.

               Foodservice Products Segment (23% of company sales)

Sales for the Foodservice Products segment were $790 million for the first quarter, roughly equal to the same period last year. Segment operating profit was $80 million in the first quarter, up from $66 million in the year-ago period. Last year's operating profit includes $5 million of costs associated with implementing efficiency initiatives as well as $11 million of unfavorable production costs associated with a planned plant consolidation.

During the first quarter, specialty potato products and culinary products increased volumes with key customers. Growth in operating profits for specialty potato products and culinary products primarily reflects increased volumes and improved operating efficiencies. Due to tariff-related market dynamics, sales and profits for seafood products were below year-ago levels. Higher transportation costs for the overall segment were partially offset by effective cost-management efforts.

                 Food Ingredients Segment (19% of company sales)

During the quarter, sales for the Food Ingredients segment were $631 million, an increase of 9% compared with the first quarter last year. Segment operating profit was $76 million, an increase of 27% over the year-ago period; this increase was largely driven by a very favorable market environment for the commodity trading and merchandising operations. Those operations, which include trading and merchandising energy, grains, fertilizer, and other input commodities, contributed $47 million of the segment's total operating profit of $76 million. Despite a weak performance from the dehydrated product lines, the specialty ingredients products posted growth in sales and operating profit due to a strong performance from the flour milling operations.

Pilgrim's Pride Stock Sale

o During the quarter, ConAgra Foods sold all of its remaining 15.4 million shares of Pilgrim's Pride Corporation (NYSE: PPC) common stock for approximately $482 million, resulting in a net pretax gain of approximately $329 million. That gain is classified on the company's income statement as Gain on sale of Pilgrim's Pride Corporation common stock. ConAgra Foods acquired these shares in the fall of 2003 in connection with the divestiture of its chicken-processing operations to Pilgrim's Pride.

Equity Method Investments, Corporate Expense, Capital Resource Matters, and Tax Rate

o Equity method investments posted a pretax loss of $14 million for the first quarter, reflecting impairment charges totaling $19 million associated with two joint ventures. For the same quarter last year, equity method investment earnings were $14 million. Prior to the company's sale of its equity investment in Swift Foods during the second quarter of fiscal 2005, that investment provided $7 million of equity method investment earnings to ConAgra Foods during the first quarter of fiscal 2005.

o For the first quarter, corporate expense was $73 million, compared with $64 million for the same period a year ago.

o For the quarter, capital expenditures for property, plant, and equipment totaled $71 million compared with $105 million last year. Depreciation and amortization expense was approximately $89 million for the quarter versus $88 million a year ago. Dividends paid totaled $141 million versus $135 million last year. Net interest expense for the quarter was $68 million compared with $73 million last year.

o At the end of the first quarter, interest-bearing debt was $4.5 billion, compared with $5.7 billion for the same period a year ago. Because of debt prepayments made in fiscal 2005, the company has only $126 million of debt scheduled to be paid in fiscal 2006. As of the end of the first quarter, the company had more than $500 million of cash and cash equivalents on hand.

o The company benefited from an effective tax rate of approximately 36% in the quarter; that rate is slightly less than the 38% effective tax rate in the first quarter of last year. The company currently expects the effective tax rate for fiscal 2006 to be in line with that of the first quarter.

New CEO and New Chairman of the Board

Recently the company announced that Gary Rodkin will become the company's new president and chief executive officer and a member of its board of directors on Oct. 1. He will succeed Bruce Rohde, the current chief executive officer.

Board member Steven F. Goldstone has been elected the non-executive chairman, commencing Oct. 1. Mr. Goldstone is a retired chairman and chief executive officer of RJR Nabisco, and succeeds Bruce Rohde, the company's current chairman.

Outlook

As previously stated, the company continues to expect fiscal 2006 EPS to be higher than fiscal 2005 EPS, excluding amounts that impact comparability. That earnings improvement is expected to be more apparent in the second half of the fiscal year as the company makes more progress working through the issues that have negatively impacted the packaged meats operations.

Major Items Affecting First-Quarter Fiscal 2006 EPS Comparability

Included in diluted EPS of $0.68 for the first quarter of fiscal 2006 (EPS amounts after tax):

o A gain of $0.40 per diluted share from the sale of Pilgrim's Pride Corporation common stock that is classified as such on the company's income statement.

o Expense of $0.03 per diluted share resulting from impairment charges associated with two joint ventures. These amounts are included in the equity method investment results.

o Expense of $0.01 per diluted share related to plant closure costs classified as part of the results for the Retail Products segment.

o    Income of $0.01 per diluted share from discontinued operations.

Included in the $0.26 diluted EPS for the first quarter of fiscal 2005 (EPS amounts after tax):

o Expense of approximately $0.02 per diluted share related to implementing cost-saving initiatives.

For more details regarding the company's financial goals, please refer to the company's Web site, www.conagrafoods.com/investors, and choose the button titled, "ConAgra Foods Comments on Strategic Direction."

ConAgra Foods Inc. (NYSE: CAG) is one of North America's largest packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: ACT II, Armour, Banquet, Blue Bonnet, Brown 'N Serve, Butterball, Chef Boyardee, Cook's, Crunch 'n Munch, DAVID, Eckrich, Egg Beaters, Fleischmann's, Golden Cuisine, Gulden's, Healthy Choice, Hebrew National, Hunt's, Kid Cuisine, Knott's Berry Farm, La Choy, Lamb Weston, Libby's, Lightlife, Lunch Makers, MaMa Rosa's, Manwich, Marie Callender's, Orville Redenbacher's, PAM, Parkay, Pemmican, Peter Pan, Reddi-wip, Rosarita, Ro*Tel, Slim Jim, Snack Pack, Swiss Miss, Van Camp's, Wesson, Wolf, and many others. For more information, please visit us at www.conagrafoods.com.

Discussion of Results

ConAgra Foods will host a conference call at 9:00 a.m. EDT to discuss first-quarter results. Following the company's remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-877-447-8217 and 1-706-679-0415, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at www.conagrafoods.com/investors.

A rebroadcast of the conference call will be available after 2:00 p.m. EDT. To access the digital replay, a conference I.D. number will be required. Domestic participants should dial 1-800-642-1687, and international participants should dial 1-706-645-9291 and enter conference I.D. 8266376. A rebroadcast also will be available on the company's Web site, where it will be archived.

In addition, the company has posted a question-and-answer supplement relating to this release at www.conagrafoods.com/investors. To view recent company news, please visit www.conagrafoods.com/media.

Note on Forward-Looking Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company's actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, future economic circumstances, industry conditions, company performance and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the company's businesses and other risks described in the company's reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.

ConAgra Foods, Inc.

Segment Operating Results
In millions

                                                                                     FIRST QUARTER
                                                             ---------------------------------------------------------------
                                                                  13 Weeks
                                                                    Ended            13 Weeks Ended
                                                             --------------------  --------------------   ------------------

                                                               August 28, 2005       August 29, 2004       Percent Change
                                                             --------------------  --------------------   ------------------
SALES
Retail Products                                                 $    1,941.6          $    2,014.2               (3.6)%
Foodservice Products                                                   789.9                 792.2               (0.3)%
Food Ingredients                                                       631.4                 576.8                 9.5%
                                                             --------------------  --------------------
    Total                                                            3,362.9               3,383.2               (0.6)%
                                                             --------------------  --------------------

OPERATING PROFIT
Retail Products                                                 $      210.7          $      209.8                0.4%
Foodservice Products                                                    79.5                  66.4               19.7%
Food Ingredients                                                        76.3                  60.1               27.0%
                                                             --------------------  --------------------
   Total operating profit for segments                                 366.5                 336.3                9.0%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings (loss)
Items excluded from segment operating profit:
     General corporate expense                                         (73.0)                (63.6)              14.8%
     Gain on sale of Pilgrim's Pride Corporation common stock          329.4                   -                100.0%
     Interest expense, net                                             (68.1)                (73.4)              (7.2)%
                                                             --------------------  --------------------
Income from continuing operations before income taxes and
equity method investment earnings (loss)                       $       554.8         $       199.3              178.4%
                                                             ====================  ====================


      Segment operating profit excludes general corporate expense, gain on sale of Pilgrim's Pride Corporation common stock, equity method investment earnings (loss) and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

ConAgra Foods, Inc.

Consolidated Statements of Earnings
In millions, except per share amounts

                                                                                      FIRST QUARTER
                                                              ---------------------------------------------------------------
                                                                13 Weeks Ended        13 Weeks Ended
                                                              -------------------   -------------------   -------------------
                                                               August 28, 2005       August 29, 2004           Percent
                                                                                                                Change
                                                              -------------------   -------------------   -------------------
Net sales                                                         $   3,362.9         $   3,383.2                (0.6)%
Costs and expenses:

Cost of goods sold                                                    2,635.4             2,700.4                (2.4)%

Selling, general and administrative expenses                            434.0               410.1                 5.8%

Interest expense, net                                                    68.1                73.4                (7.2)%
Gain on sale of Pilgrim's Pride Corporation common stock                329.4                 -                 100.0%
                                                              -------------------   -------------------
Income from continuing operations before income taxes and               554.8               199.3               178.4%
equity method investment earnings (loss)

Income tax expense                                                      193.6                81.0               139.0%
Equity method investment earnings (loss)                                (13.9)               14.1                   -
                                                              -------------------   -------------------
Income from continuing operations                                       347.3               132.4               162.3%

Income from discontinued operations, net of tax                           4.8                 2.3               108.7%
                                                              -------------------   -------------------

Net income                                                        $     352.1        $      134.7               161.4%
                                                              ===================   ===================
Earnings per share - basic

Income from continuing operations                                 $      0.67        $       0.26               157.7%

Income from discontinued operations                                      0.01                   -               100.0%
                                                              -------------------   -------------------
Net income                                                        $      0.68        $       0.26               161.5%
                                                              ===================   ===================

Weighted average shares outstanding                                     518.1               517.0                 0.2%
                                                              ===================   ===================

Earnings per share - diluted

Income from continuing operations                                 $      0.67        $       0.26               157.7%

Income from discontinued operations                                      0.01                  -                100.0%
                                                              -------------------   -------------------
Net income                                                        $      0.68        $       0.26               161.5%
                                                              ===================   ===================

Weighted average share and share equivalents
    outstanding                                                        520.5                 521.4               (0.2)%
                                                              ===================   ===================

ConAgra Foods, Inc.

Consolidated Balance Sheets
In millions

                                                                        August 28, 2005          August 29, 2004
                                                                      ---------------------    --------------------
ASSETS
Current assets
  Cash and cash equivalents                                                $   501.4             $    369.8
  Receivables, less allowance for doubtful accounts
    Of  $31.7 and $28.2                                                      1,286.9                1,322.9
  Inventories                                                                2,756.3                2,584.9

   Prepaid expenses and other current assets                                   572.7                  372.6

   Current assets of discontinued operations                                     8.5                  257.6
                                                                      ---------------------    --------------------
        Total current assets                                                 5,125.8                4,907.8

Property, plant and equipment, net                                           2,834.5                2,868.7
Goodwill                                                                     3,794.0                3,791.2
Brands, trademarks and other intangibles, net                                  819.3                  826.4
Other assets                                                                   444.4                1,564.9
Noncurrent assets of discontinued operations                                     0.4                   54.9
                                                                      ---------------------    --------------------
                                                                          $ 13,018.4             $ 14,013.9
                                                                      =====================    ====================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Notes payable                                                          $     10.8             $     22.4
  Current installments of long-term debt                                       119.1                  366.9
  Accounts payable                                                             926.9                  863.4
  Advances on sales                                                            128.8                  103.0
  Accrued payroll                                                              194.3                  175.4

   Other accrued liabilities                                                 1,177.4                1,245.0
  Current liabilities of discontinued operations                                 4.2                  181.0
                                                                      ---------------------    --------------------
        Total current liabilities                                            2,561.5                2,957.1

Senior long-term debt, excluding current installments                        3,943.5                4,887.1
Subordinated debt                                                              400.0                  400.3
Other noncurrent liabilities                                                 1,121.9                1,154.8
Common stockholders' equity                                                  4,991.5                4,614.6
                                                                      ---------------------    --------------------
                                                                           $ 13,018.4               $ 14,013.9
                                                                      =====================    ====================